Exhibit 10.64

March 15, 2017

Timothy Howsman

677 Rustic Sunset Trail

Gassville, AR 72635

Dear Tim,

This letter agreement (this “Agreement”) sets forth our mutual understanding and agreement regarding your resignation of your employment with Global Power Equipment Group, Inc. (“Global Power” and, collectively with its subsidiaries and affiliates and their respective successors and assigns, the “Company”) and your current position as principal financial officer.

Accordingly, in reliance on the promises made in this Agreement, you and Global Power agree as of the date set forth above as follows:

1.                                      Resignation.  You hereby resign, effective March 16, 2017, your employment with Global Power, and all other positions you hold as an officer or employee of the Company. You agree that, as requested by the Company, you will execute and deliver such other documents as may be reasonably necessary to evidence such resignations.

2.                                      Provision of Services.

(a)                                 Effective immediately and continuing through the earlier of (i) the second anniversary of this Agreement or (ii) the resolution of (x) the litigation against the Company related to issues arising out of the Company’s restatement of certain financial information and (y) the SEC’s investigation into the Company, in either case as determined by the Company  (the “Services Period”), you agree to serve as a consultant to Global Power and to provide, upon reasonable notice and at reasonable times, such consulting services regarding the Company’s business as may be reasonably requested by Global Power (the “Services”). In providing the Services, you will be acting as an independent contractor of Global Power and not as an employee of Global Power, and you will report only to, and take requests only from, the Chief Executive Officer, Chief Financial Officer, or Chief Administrative Officer of Global Power.  You will provide the Services from your residence in Arkansas, except as may otherwise be required based upon the reasonable and good faith agreement of you and the Company.

(b)                                 For the avoidance of doubt, and subject to your full compliance with your obligations set forth in Section 8 of this Agreement, Global Power acknowledges and agrees that you will be permitted to seek and/or obtain new employment during the Services Period.

(c)                                  During the Services Period, Global Power will reimburse you, upon presentment of appropriate receipts, for the reasonable and necessary out-of-pocket expenses incurred by you directly as a result of your provision of the Services in accordance with this Section 2. All receipts for such expenses must be presented to Global Power for reimbursement within forty-five (45) days after such expenses are incurred.

(d)                                 Global Power will pay you for the Services as follows: (i) during the first six months of the Services Period, Global Power shall pay you an amount equal to $140,937.50 (less applicable payroll withholdings) payable in accordance with the Company’s normal payroll procedures commencing on the first payroll date that occurs after the Release (as defined below) becomes effective and irrevocable in accordance with its terms; and (ii) during the remainder of the Services Period, the Company shall pay you the lesser of $250 per hour or a day rate of $2000 for each day you work as a consultant. All such payments referred to in (ii) will be made in accordance with the Company’s regular practices for its consultants in effect as of the date hereof.

3.                                      Cooperation.

(a)                                 From and after the date hereof, you agree that you will (i) cooperate with the Company in connection with any potential or actual judicial, administrative or other proceeding of any kind (including, without limitation, any arbitration), or any investigation (including, without limitation, any internal investigation), in any case by or involving or relating, directly or indirectly, to the Company (collectively, “Proceedings or Investigations”); (ii) assist and cooperate with the Company in the preparation and review of documents and in meetings with attorneys for, and other representatives of, the Company in connection with any potential or actual Proceedings or Investigations; and (iii) provide truthful testimony or statements as a witness or a declarant in connection with any potential or actual Proceedings or Investigations. For the avoidance of doubt, your obligations under this Section 3 do not, and will not, require you to disclose to the Company any information that is subject to the attorney-client privilege or any work product protections that exists between you and any personal attorney. Global Power will reimburse you, upon presentment of appropriate receipts, for the reasonable and necessary out-of-pocket expenses incurred by you in connection with such cooperation and assistance. All receipts for such expenses must be presented for reimbursement within forty-five (45) days after such expenses are incurred. Should you be served with a subpoena in any judicial, administrative, or other proceeding of any kind involving or relating, directly or indirectly, to the Company, you agree to promptly notify Global Power of such subpoena and, to the extent legally permissible, provide Global Power with a copy thereof.

(b)                                 In the event that individual legal representation is required in the course of your obligations under Section 3(a), Global Power, at its sole discretion, intends to voluntarily advance funds to pay for or reimburse the reasonable expenses actually incurred by you in connection with your cooperation under Section 3(a). This provision, however, in no way obligates Global Power to do so, and in the event Global Power does advance any funds or reimburse any expenses, such will not bind the Company in any way or prohibit Global Power from ceasing such advancement of funds or reimbursement of expenses for any reason.

(c)                                  By signing this agreement, you represent and certify to the best of your knowledge and belief that you are not aware of any potentially material errors that remain uncorrected relating to the accounting of Global Power, including but not limited to its subsidiaries. You further represent and certify that your work in connection with the restatement is to the best of your knowledge and belief in accordance with generally accepted accounting principles (“GAAP”).

4.                                      Consideration.

(a)                                 Within ten calendar days of the date hereof, Global Power will pay you $61,932.64 (less applicable taxes and deductions), representing (i) all unpaid Annual Base Salary accrued through March 16, 2017; and (ii) all accrued, but unused, vacation time in accordance with the terms of the Company’s vacation policy and the terms of paragraph 5 of the letter agreement dated as of March 18, 2016, by and between Global Power and you (the “Letter Agreement”).

(b)                                 In addition, Global Power shall pay you the $125,000 2016 Bonus, in accordance with and subject to the terms of the Letter Agreement.

(c)                                  The Company, within 30 calendar days of the date hereof, shall reimburse you for any and all reasonable business expenses incurred by you in connection with the performance of your duties prior to and including the date hereof, which expenses shall be submitted by you to the Company with supporting receipts and/or documentation no later than 15 calendar days after the date hereof.

(d)                                 All Company-provided benefits, unless specifically provided for otherwise in this Agreement, shall cease to accrue on the date hereof, including but not limited to accrual of vacation, sick, and other benefits. To the extent not theretofore paid or provided, Global Power shall pay or provide, or cause to be paid or provided, to you any other amounts or benefits required to be paid or provided or which you are eligible to receive under the Company’s medical plan and the Company’s 401(k) plan, in each case in accordance with the terms, conditions, and normal procedures of each such plan and based on accrued and vested benefits through the date hereof.

(e)                                  The Company has granted you certain restricted share units that were outstanding immediately prior to the date hereof pursuant to the terms and conditions of the Company’s equity compensation plan and the restricted share unit award agreement(s) between you and Global Power (the “Restricted Share Units”). The Restricted Share Units that remain outstanding immediately prior to the date hereof shall vest, to the extent provided under the terms and conditions of the applicable award agreement(s), as if your employment was terminated without “cause” on the date hereof. Any vested Restricted Share Units will be paid to you in accordance with the terms, and subject to the conditions, of the award agreement(s), and any unvested Restricted Share Units will be forfeited.

(f)                                   All Company-provided benefits cease to accrue on the date hereof, including but not limited to accrual of vacation, sick, and other benefits.  The Company will continue to provide the existing level of health insurance benefits through March 31, 2017, after which you may be eligible for continuation of those health insurance benefits at your expense pursuant to COBRA, and will receive information regarding election of benefit continuation separately.

5.                                      Acknowledgment of Payment.  You acknowledge and agree that, effective as of the date hereof, (a) except as expressly set forth in this Agreement, you will not be eligible for, and will not receive, any fees, wages, payments, compensation or benefits of any kind from the Company; and (b) this Agreement sets forth the total consideration to be paid to you by the Company and is in lieu of any and all payment for services and/or other consideration of any kind which at any time has been the subject of any prior discussion, representations, inducements or promises, oral or written, direct or indirect, contingent or otherwise. You further acknowledge and agree that you have been paid in full for all services provided by you to the Company and have received all fees, wages, payments, compensation and benefits of any kind owed to you, except for the payments set forth in Section 4 of this Agreement, which will be paid to you in accordance therewith. Without limiting the generality of the foregoing, you acknowledge and agree that you are not entitled to receive any severance pay or separation benefits under the Company’s Executive Severance Plan or otherwise in connection with, or as a result of, your resignation pursuant to this Agreement.

6.                                      Remedies.  You  agree that the restrictions, covenants, and agreements set forth in Section 7, Section 8, Section 9, Section 10 and Section 11 of this Agreement are reasonable protections to the immediate, proper, and legitimate interests of the Company. You further agree: (i) that any breach of this Agreement by you would cause substantial and irreparable injury to the Company and that money damages would not be a sufficient remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that would be suffered by the Company in the event that this Agreement is breached; (ii) that, in addition to all other remedies available at law or equity, Global Power shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach or threatened breach, without proof of actual damages; and (iii) to waive any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines, in a final, non-appealable judgment, that you have breached this Agreement, you shall be liable for and pay to Global Power the reasonable legal fees and expenses incurred by the Company in connection with such litigation, including any appeal therefrom.

7.                                      Non-Disclosure of Confidential Information.

(a)                                 You acknowledge that (i) the Company is engaged in a highly competitive business, (ii) you have served the Company in an executive capacity, (iii) you have had access to and have gained knowledge of substantial trade secrets and Confidential Information (as defined below) and (iv) the restrictions, covenants, and agreements set forth in this Agreement are reasonably necessary to protect the legitimate interests of the Company.

(b)                                 For purposes of this Agreement, “Confidential Information” means any and all of the Company’s trade secrets, confidential, and proprietary information and all other non-public information and data of or about the Company and its business, including, but not limited to, confidential business methods and processes, research and development information, business plans and strategies, marketing plans and strategies, information pertaining to customers, pricing information, cost information, financial information, personnel information, contract information, data compilations, information received from third parties that the Company is obligated to keep confidential, information with respect to contemplated strategic transactions, and information about prospective products, whether or not reduced to writing or other tangible medium of expression, including, without limitation, work product created by you in rendering services to the Company.

(c)                                  You acknowledge that the Confidential Information is a valuable, special and unique asset of the Company. At all times on and following the date hereof, you will not, except as may be authorized in writing by Global Power, use or disclose to others any of the Confidential Information. You agree that the Company owns the Confidential Information and you have no rights, title, or interest in any of the Confidential Information. Except as otherwise agreed by Global Power in writing, on the date hereof, you will deliver to Global Power any and all materials (including all copies and electronically stored data) containing any Confidential Information in your possession or subject to your custody or control. Your obligations set forth in this Section 7 shall continue as long as the Confidential Information remains confidential, and shall not apply to any information which becomes generally publicly available through no fault or action of your own or others who were under confidentiality obligations with respect to such information.

(d)                                 Nothing in this Section 7 prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need prior authorization of Global Power to make any such reports or disclosures, and you are not required to notify the Company if you have made such reports or disclosures.

8.                                      Non-Competition.  During the Services Period, you will not work for any entity listed in Exhibit B to this Agreement (each, a “Restricted Company”) or with any affiliate or division of such Restricted Company where (a) you will have, or would reasonably be expected to have, duties, or will perform, or would reasonably be expected to perform, services that are the same as or substantially similar to those duties or services actually performed by you for the Company within the twelve (12) month period immediately preceding the date hereof; or (b) you will use or disclose, or would reasonably be expected to use or disclose, any Confidential Information of the Company. For purposes of clarification, it shall not be a violation of this Section 8 for you to work in an affiliate or division of a Restricted Company if: (i) the affiliate or division of the Restricted Company does not compete with the Company, (ii) such work would not result in the use or disclosure of the Confidential Information and (iii) you obtain the prior written consent of Global Power, which consent shall not be unreasonably withheld. You acknowledge that the foregoing restrictions set forth in this Section 8 are reasonable given (x) the position in which you have been employed with the Company, (y) that the Company’s business is national in scope and (z) you, for or on behalf of a Restricted Company, could compete effectively with the Company from any location in the United States.

9.                                      Non-Solicitation.  During the Services Period, you shall not (a) solicit, recruit or attempt to hire or employ any person who is an employee of the Company; (b) assist any person or entity in the recruitment or hiring of any person who is an employee of the Company; (c) urge, induce or seek to induce any person to terminate his or her employment with the Company; or (d) advise, suggest to or recommend to any person or entity that it employ or solicit for employment any person who is an employee of the Company. During the Services Period, you will not urge, induce or seek to induce any of the Company’s customers, independent contractors, subcontractors, consultants, business partners, licensors, licensees, vendors, suppliers or others with whom the Company has a business relationship to terminate their relationship with the Company, or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with the Company.

10.                               Non-Disparagement.  From and after the date hereof, you shall not make or publish any statements or comments that disparage or injure the reputation or goodwill of the Company, or any of its or their respective officers or directors, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of the Company or any of its or their respective officers or directors; provided, however, that nothing in this Section 10 shall prevent you from (a) making truthful statements in good faith in response to any governmental or regulatory inquiry or in any judicial, administrative or other governmental proceeding or investigation; (b) providing any information that may be required by law; or (c) reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

11.                               Acknowledgment of Prohibition on Engaging in Certain Activities.  You acknowledge and agree that the covenants set forth in Section 7, Section 8, Section 9, and Section 10 of this Agreement prohibit you from engaging in certain activities on your own behalf or on behalf of or in conjunction with any person or entity, regardless of whether you are acting as an employee, owner, independent contractor, consultant, or advisor and regardless whether you are acting directly or indirectly.

12.                               Severability.  If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability will not affect the remaining provisions of this Agreement or its application to other persons or circumstances, all of which will be enforced to the greatest extent permitted by law; and you and Global Power each agree that any invalid or unenforceable provision may and will be reformed and applied to the extent needed to avoid that invalidity or unenforceability and in a manner that is as similar as possible to the intent of yourself and the Company (as described in this Agreement) and preserves the essential economic substance and effect of this Agreement.

13.                               Release.  In consideration of the compensation and other benefits described herein, you shall execute irrevocably and deliver to Global Power a release of claims in the form attached hereto as Exhibit A (the “Release”) prior to the 21st day after the date hereof.

14.                               Rights Not Affected.

(a)                                 Nothing in this Agreement or the Release will affect your rights to: (i) indemnification set forth in the Second Amended and Restated Certificate of Incorporation and the Third Amended and Restated By-Laws of Global Power; or (ii) coverage under the Company’s director and officer insurance policies.

(b)                                 Nothing in this Agreement or the Release will affect your vested rights as of the date hereof, if any, under any Company welfare plan or the Company’s 401(k) plan.

(c)                                  Nothing in this Agreement or the Release limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (the “Government Agencies”), nor does anything in this Agreement or the Release limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  Further, this Agreement and the Release do not limit your right to receive an award for information provided to any Government Agencies.

15.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection herewith. No covenant or condition or representation not expressed in this Agreement shall affect or be effective to interpret, change, or restrict this Agreement.

                                                No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit, or other proceeding involving this Agreement or the transactions contemplated hereby.

16.                               Waiver.  No provision of this Agreement can be amended or waived except by a separate writing signed, executed, and delivered by you and Global Power expressly amending or waiving such provision. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party hereto in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by any one party, in whole or in part, by a waiver or renunciation of the claim or right, unless in writing signed by the other parties hereto; (b) no waiver that may be given by any party hereto will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on any party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

17.                               Representation by Counsel.  You and Global Power acknowledge that you and it have had the opportunity to consult with legal counsel of your or its choice prior to the execution of this Agreement and the Release. If any ambiguity or question of intent or interpretation arises, this Agreement and the Release shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

18.                               GOVERNING LAW; WAIVER OF JURY TRIAL.

(a)                                 THE VALIDITY, INTERPRETATION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE DELAWARE CHOICE OF LAW RULES.

(b)                                 EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER

                                                INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18(b).

19.                               Consent to Jurisdiction.  Each party to this Agreement irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable law exclusive jurisdiction of any claim, action, suit, or proceeding arising out of this Agreement or any transaction contemplated hereby is vested in the federal courts, then the United States District Court for the District of Delaware, for purposes of any claim, action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party to this Agreement hereby waives, and agrees not to assert in any such claim, action, suit, or proceeding, to the fullest extent permitted by applicable law, any claim that (a) such party is not personally subject to the jurisdiction of such courts; (b) such party and such party’s property is immune from any legal process issued by such courts; or (c) any claim, action, suit, or proceeding commenced in such courts is brought in an inconvenient forum. Each party to this Agreement further agrees that (i) service of any process by United States registered mail (or any substantially similar form of mail) to such Party’s address set forth in Section 20 hereof shall be effective service of process for any claim, action, suit, or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 19 or otherwise and (ii) nothing herein shall affect the right to effect service of process in any other manner permitted by law.

20.                               Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:

To the most recent address on file with the Company, which as of the date hereof is:

677 Rustic Sunset Trail

Gassville, AR 72635

If to Global Power or the Company:

Global Power Equipment Group, Inc.

400 East Las Colinas Boulevard

Suite 400

Irving, Texas  75039

Attention:  Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

21.                               Non-Public Information.  You hereby acknowledge that you are aware that the securities laws of the United States generally prohibit any person who has material non-public information about a company from, among other things, (a) purchasing or selling securities of such company or securities convertible into such securities on the basis of such information; or (b) communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities or securities convertible into such securities. Accordingly, you agree that you will not make any purchase or sale of, or otherwise consummate any transactions involving, Global Power securities or securities convertible into Global Power securities while in possession of material non-public information regarding the Company, nor will you communicate such information in a manner that violates the securities laws of the United States (regardless of whether such communication would be permitted elsewhere in this Agreement.) If you consummate a transaction involving Global Power securities (or securities convertible into Global Power securities), you will file (or cause to be filed) any and all reports or notifications that may be required under Section 16 of the Securities and Exchange Act of 1934, as amended.

22.                               Miscellaneous.

(a)                                 This Agreement will be binding upon and will inure to the benefit of (i) you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees, and assigns and (ii) Global Power and their respective successors and assigns.

(b)                                 The headings in this Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of any provision of the Agreement.

(c)                                  It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Agreement may not be reduced by, or offset against, any amount owing by you to the Company. If, at the time of your separation from service (within the meaning of Section 409A), (i) you are a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under this agreement constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant Section of this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Further, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(d)                                 All payments made to you or on your behalf under this Agreement will be reduced by any amount that the Company is required by law to withhold in advance payment of your federal, state, and local income, wage, and employment tax liability.

(e)                                  This Agreement may be executed in counterparts (including by facsimile or by PDF), and by the parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed and delivered by each of the parties hereto.

[Remainder of page intentionally left blank.]

If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this letter.

GLOBAL POWER EQUIPMENT GROUP, INC.

By:

/s/ Tracy D. Pagliara
Tracy D. Pagliara
Senior Vice President, Chief Administrative Officer, General Counsel & Secretary

Agreed and Accepted:

/s/ Timothy Howsman
Timothy Howsman

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EXHIBIT A

GENERAL RELEASE

I, Timothy Howsman, have entered into the letter agreement, dated March 15, 2017 (the “Agreement”), with Global Power Equipment Group, Inc. (“Global Power”). Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Agreement. I understand that, under the terms of the Agreement, I will only be able to receive certain benefits (the “Agreement Benefits”) in consideration for my signing and not revoking this General Release (this “Release”).

I hereby acknowledge and agree to the following:

I will have twenty-one (21) days from the date I receive this Release to consider and sign it. If I do not return this signed Release in twenty-one (21) days, Global Power will consider this my refusal to sign, and I will not receive the Agreement Benefits. If I do sign this Release, it will not be effective for a period of seven (7) days, during which time I can change my mind and revoke my signature. To revoke my signature, I must notify Global Power in writing within seven (7) days after the date I signed this Release.

By signing this Release, I am giving up my right to sue Global Power and its respective subsidiaries and affiliates and its respective successors and assigns, and any of its past, present, and future officers, directors, employees, and agents (collectively, the “Releasees”) based upon any act or event occurring prior to my signing this Release. Without limitation, I specifically release the Releasees from any and all claims arising out of my employment and termination of employment, including claims based on discrimination under federal antidiscrimination laws such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, and any and all federal, state, and local laws.

By signing this Release, I am NOT giving up my right to appeal a denial of a claim for benefits submitted under any health coverage (medical, dental, vision, and prescription drug coverage), life insurance or disability program maintained by the Company. Also, I am not giving up my right to file for unemployment insurance benefits at the appropriate time if I so choose, and my signing of this Release will not affect my rights, if any, to any coverage by workers’ compensation insurance. In addition, this Release will not affect any benefits to which I am entitled under the Agreement or any claim arising out of the enforcement of the Agreement. I also am not giving up any right to indemnification or directors and officers liability insurance coverage and benefits to which I am entitled under applicable law, the Company’s articles of incorporation or by-laws or any agreements, or under which I have been covered.

My signature below acknowledges that I have read the above, understand what I am signing, and am acting of my own free will. Global Power has advised me to consult with an attorney and any other advisors of my choice prior to signing this Release.

A-1

Signature:	/s/ Timothy Howsman	Date:	3/15/17

Print Name:	Timothy Howsman

Witness:	Nancy J. Howsman

A-2

EXHIBIT B

RESTRICTED COMPANIES

A restricted company shall mean any and all companies or organizations that offer: (1) products or services that are substantially similar to those being provided by the Company; or (2) products or services that are otherwise directly competitive with or substitutable for the Company’s products and services.

B-1